Exhibit 4.13.1

SOUTHWEST WATER COMPANY

2006 EQUITY INCENTIVE PLAN

SOUTHWEST WATER COMPANY
2006 EQUITY INCENTIVE PLAN

Section 1
Purpose; Prior Plans

(a)           Purpose. The purpose of the Southwest Water Company 2006 Equity Incentive Plan (the “Plan”) is to aid in attracting and retaining employees, management personnel and other Eligible Persons capable of assuring the future success of the Company and its Affiliates, by offering such Eligible Persons incentives to put forth maximum efforts for the success of the Company’s business and to afford such Eligible Persons an opportunity to acquire an ownership interest in the Company and to share in its success.

(b)           Prior Plans. On the effective date of the Plan determined in accordance with Section 12 of the Plan (the “Effective Date”), for purposes of administration and share accounting pursuant to Sections 3 and 4 of the Plan, the following plans of the Company, each as previously amended (collectively, the “Prior Plans”), shall be considered to be incorporated in the Plan:  (i) Southwest Water Company Second Amended and Restated Stock Option Plan, effective as of May 23, 2000; and (ii) Southwest Water Company Amended and Restated Stock Option Plan for Non-Employee Directors of Southwest Water Company, effective May 13, 2004. All outstanding options, restricted stock and other awards issued under the Prior Plans shall remain subject to the terms and conditions of the plans under which they were issued, but shares of stock relating to outstanding options, restricted stock or other awards issued under the Prior Plans are considered shares of stock subject to the Plan under Section 4 of the Plan. From and after the Effective Date of the Plan, no further awards shall be made under the Prior Plans.

Section 2
Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, denominated a “Plan Employer” as defined below, and as determined by the Committee.

“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Other Stock-Based Award granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan, in such form and containing such terms, provisions and conditions, not inconsistent with this Plan, as may be specified by the Committee.

“Cause” means willful breach of a written employment agreement; failure to comply with written Company employment policies; conviction of a felony; insubordination; failure in any material respect to perform assigned duties; violation of any law respecting harassment or discrimination in the workplace; and disclosure of confidential or proprietary information of the Company.

“Change in Control of the Company” means (i) any merger, consolidation, amalgamation, sales of Shares or similar transaction involving the Company in which the stockholders of the Company immediately prior to such event or transaction own less than 50% of the Company’s voting power immediately after such event or transaction, (ii) any sale of all or substantially all of the assets of the Company, and such other meaning as may be ascribed to such term by the Committee whether by resolution, in any Award, or in a written notice to Participants.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Committee” means the Compensation and Organization Committee of the Board of Directors of the Company or such other committee designated by such Board to administer the Plan.

“Common Stock” means Common Stock of the Company.

“Company” means Southwest Water Company, a Delaware corporation.

“Conversion Award” is defined in Section 3(a)(ix) of the Plan.

“Director” means a member of the Board of Directors of the Company or an Affiliate of the Company.

“Disability” of a Participant unless more narrowly defined by the Committee means the inability, by reason of a physical or mental illness or condition, to perform his or her usual duties, even with reasonable accommodation, for a period in excess of 180 days in the aggregate during the term of such Participant’s employment, as determined by the Committee. The effective date of Disability shall be the date on which such determination is made.

“Dividend Equivalent” means a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share included in an Award held by such Participant.

“Effective Date” of this Plan is defined in Section 12 of this Plan.

“Eligible Person” means any employee, officer, Director (including any Non-Employee Director), consultant or independent contractor providing services to the Company, a Plan Employer or any Affiliate who the Committee determines to be an Eligible Person.

“Employee” means a regular, active employee of the Company or any Plan Employer or any Affiliate. Within the limitations of applicable law, the Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company, Plan Employer or an Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company, Plan Employer or an Affiliate, (iii) any transfer between locations of employment with the Company, Plan Employer or an Affiliate or between the Company, a Plan Employer and any Affiliate or between any Affiliates, (iv) any change in the Participant’s status from an Employee to a Consultant or Non-Employee Director, and (v) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

“Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. If not otherwise determined by the Committee, the “Fair Market Value” of Shares means the closing price thereof on the NASDAQ Stock Market on the trading day immediately preceding the date on which the determination is to be made.

“Grant Date” means the date on which the Committee makes an Award as reflected in the Award Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder.

 “Incentive Stock Option” means an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

“Nonstatutory Stock Option” means an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

“Officer” means a person who is an officer of the Company or an Affiliate within the meaning of Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets, or other transaction which is effected in such a way that holders of Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Shares.

“Other Stock-Based Award” means any right granted under Section 6(d) of the Plan.

“Participant” means an Eligible Person designated to be granted an Award under the Plan.

“Person” means any individual, corporation, limited liability company, partnership, association or trust.

“Plan Employer” means each of the Company and any Affiliate.

“Qualified Performance Goals” is defined in Section 8 of the Plan.

“Qualifying Termination” means a termination of employment by reason of death or Disability under circumstances which, in the judgment of the Committee, warrant acceleration of the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units.

“Restricted Stock” means any Share granted under Section 6(b) of the Plan.

“Restricted Stock Unit” means any unit granted under Section 6(b) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time.

“Shares” means shares of Common Stock.

“Stock Appreciation Right” means any right granted under Section 6(c) of the Plan.

“Ten Percent Stockholder” means the owner of Common Stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company.

“Termination Date” is defined in Section 6(a)(viii)(A).

Section 3
Administration

(a)           Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the form, terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; provided, however, that any such acceleration of exercisability or lapse of restrictions shall be limited to accelerations relating to a Change in Control; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited or suspended; (vii) to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Committee shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Committee may provide; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (ix) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by Eligible Persons of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Committee, with respect to options granted by the acquired entity. Unless otherwise determined by the Committee at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan; (x) to determine whether Awards will be adjusted for Dividend Equivalents; (xi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

(b)           Delegation. The Committee may delegate to one or more Officers of the Company or any Affiliate, or a committee of such Officers, the authority, subject to such terms and limitations as the Committee may determine, to grant Awards to Eligible Persons who are not Officers or Directors of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, and to carry out day-to-day Plan operations. Any such delegation may be revoked at any time.

Section 4
Shares Available for Awards

(a)           Shares Available. Subject to adjustment as provided in Sections 4(c) and 7(a), the total and maximum number of shares available for granting Awards under the Plan shall be 5,433,920; of which 1,061,382 were previously authorized and subject to outstanding Awards under the Prior Plans as of March 20, 2006, and increased when such shares are no longer subject to outstanding awards. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, if any Shares are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, whether by actual delivery or attestation, or in connection with satisfaction of tax obligations relating to an Award, whether by actual delivery, attestation or having shares withheld from the Award, only the number of Shares issued net of the Shares tendered or withheld shall be deemed delivered for purposes of determining the maximum number of Shares available for granting of Awards under the Plan. For purposes of the previous two sentences, the term “Award” shall explicitly include any awards outstanding under the Prior Plans as of the Effective Date of the Plan.

(b)           Incentive Stock Options. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 100,000, subject to adjustment as provided in Section 7(a) of the Plan and Sections 422 or 424 of the Code or any succession provisions.

(c)           Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Such Shares may again become available for granting Awards under the Plan pursuant to the provisions of Section 4(a) of the Plan.

(d)           Individual Award Limitations. Subject to adjustment as provided in Section 7(a), at no time shall the total number of Shares issuable upon exercise of all outstanding awards to any single Participant exceed 150,000 in any calendar year.

Section 5
Eligibility

Any Eligible Person, including any Eligible Person who is an Officer or Director of the Company or any Affiliate, shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option may be granted only to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless the Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any succession provision.

Section 6
Awards

(a)           Options. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals and for the satisfaction of an event or condition within the control of the Participant or within the control of others.

(i)            Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Committee, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

(ii)           Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee, subject to the following:

(A)          In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, if any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

(B)           In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The per Share exercise price may also vary according to a predetermined formula; provided that the exercise price never falls below 100% of the Fair Market Value per Share on the Grant Date.

(C)           Notwithstanding the foregoing, at the Committee’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(iii)          Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of an Option, the Committee may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(iv)          Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(A)          cashier’s check, check or wire transfer;

(B)           subject to any conditions or limitations established by the Committee, other Shares which (1) in the case of Shares acquired upon the exercise of an Option, have been owned by the Participant for more than six months on the date of surrender or attestation and (2) have a Fair Market Value on the date of surrender or attestation that does not exceed the aggregate exercise price of the Shares as to which said Option shall be exercised;

(C)           consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;

(D)          such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws; or

(E)           any combination of the foregoing methods of payment.

(v)           Buyout Provisions. The Committee may at any time offer to buy out for a payment in Shares, cash or other consideration an Option previously granted based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

(vi)          Incentive Stock Option Limitations.

(A)          Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Related Corporations may be granted Incentive Stock Options.

(B)           $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of its Related Corporations) exceeds $100,000, then the portion of such Options that exceeds $100,000 shall be treated as Nonstatutory Stock Options. An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Participant’s ability to exercise the Incentive Stock Option related to the performance of services is satisfied. If the Participant’s ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. However, because an acceleration provision is not taken into account prior to its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised prior to such acceleration. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(C)           Leave of Absence. For purposes of Incentive Stock Options only, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or an Affiliate is not so provided by statute or contract, a Participant’s employment with the Company shall be deemed terminated on the first day immediately following such three-month period of leave for Incentive Stock Option purposes, and any Incentive Stock Option granted to the Participant shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three-month period following the date the employment relationship is deemed terminated. The provisions of this Paragraph (C) shall not apply to Nonstatutory Stock Options.

(D)          Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Participant otherwise than by will or the laws of descent and distribution and, during the lifetime of such Participant, must not be exercisable by any other person. Notwithstanding the foregoing, the Committee, in its sole discretion, may allow the Participant to transfer his or her Incentive Stock Option to a trust where under Section 671 of the Code and other applicable law, the Participant is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(E)           Exercise Price. The per Share exercise price of an Incentive Stock Option shall be determined by the Committee in accordance with Section 6(a)(ii) of the Plan.

(F)           Ten Percent Stockholder. If any Employee to whom an Incentive Stock Option is granted is a Ten Percent Stockholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

(G)           Holding Percent and Other Terms. All Incentive Stock Options are subject to a holding period which begins on the date of exercise and ends on the date that is the later of (1) two years from the date of the Incentive Stock Option grant, or (2) one year from the date on which the Incentive Stock Option stock was transferred to the employee upon exercise of the option. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, under the applicable provisions of Section 422 of the Code.

(vii)         Exercise of Option.

(A)          Procedure for Exercise; Rights as a Stockholder.

(1)           Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the respective Award Agreement.

(2)           An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (ii) full payment for the Shares with respect to which the related Option is exercised; and (iii) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(3)           Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Committee or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(4)           The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(viii)        Effect of Termination of Service on Options.

(A)          Generally. Unless otherwise provided for by the Committee or this Plan, on the date a Participant ceases to be an Eligible Person (“Termination Date”) by reason of voluntary termination of employment or termination of employment by the Company without Cause, or any other reason not covered under Paragraphs (B), (C) and (D) next following, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the Termination Date (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for twenty-four (24) months following the Termination Date. Unless otherwise provided by the Committee, on the Termination Date the Participant’s unvested portion of his or her entire Option, the Option will terminate, and the Shares covered by such portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, such Option will terminate and the Shares covered by such Option will revert to the Plan.

(B)           Disability of Participant. Unless otherwise provided for by the Committee, if a Participant ceases to be a Eligible Person as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the effective date of Disability (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twenty-four (24) months following the effective date of Disability. Unless otherwise provided by the Committee, on the effective date of the Disability, the unvested portion of his or her Option shall terminate and the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the effective date of Disability. If the vested portion of the Option is not so exercised within the time specified herein, such Option will terminate, and the Shares covered by such Option will revert to the Plan.

(C)           Death of Participant. Unless otherwise provided for by the Committee, if a Participant dies while an Eligible Person, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Committee. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twenty-four (24) months following Participant’s death. Unless otherwise provided by the Committee, at the time of death the unvested portion of the Option shall terminate, Participant is not vested as to his or her entire Option, the shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s death. If the vested portion of the Option is not so exercised within the time specified herein, such Option will terminate, and the Shares covered by such Option will revert to the Plan.

(D)          Change in Control of Company. Upon a Change in Control of the Company, subject to the provisions of Section 7(b) hereof, if a Participant is an Eligible Person, his or her unvested Options shall vest.

(E)           Termination for Cause. Unless otherwise provided for by the Committee, if a Participant is terminated for Cause, his or her unvested Options shall terminate on the Termination Date; and vested but unexercised Options as of the Termination Date shall also be terminated and become unexercisable as of the Termination Date. Shares covered by such Options will revert to the Plan.

(b)           Restricted Stock and Restricted Stock Units Awards. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)            Restricted Stock Award Agreement. Each Restricted Stock Award Agreement and each Restricted Stock Unit Award Agreement shall contain provisions regarding (A) the number of shares subject to such Award or a formula for determining such number, (B) the purchase price of the Shares, if any, and the means of payment for the Shares, (C) the performance criteria, including Qualified Performance Goals, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained or vested, (D) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (E) restrictions on the transferability of the Award, and (F) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

(ii)           Forfeiture; Delivery of Shares. Except as otherwise provided in clause (iii) below, or as determined by the Committee, upon termination of employment (as determined under criteria, including Qualified Performance Goals, established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units subject to restriction on the Termination Date shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. In

the case of Restricted Stock, Shares shall be issued and held by the Company at the time such Awards are granted and may be certificated or uncertificated. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof as soon as practicable after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

(iii)          Accelerated Vesting. Restricted Stock and Restricted Stock Units shall vest upon the occurrence of a Participant’s death, Disability and upon a Change in Control of the Company.

(iv)          Restrictions and Performance Criteria. The grant, issuance, retention or vesting of each Award may be subject to such performance criteria, including Qualified Performance Goals, and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant.

(v)           Rights as a Stockholder. Unless otherwise provided by the Committee, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Without limiting the previous sentence, unless otherwise provided by the Committee, a Participant holding Restricted Stock Units shall not be entitled to any voting rights or any right to receive dividend payments as if he or she was an actual stockholder.

(c)           Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. Each Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(d)           Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards; provided, however, that any Awards granted pursuant to this Section either (i) shall be granted at no less than 100% of the Fair Market Value on the date of grant, or (ii) shall not exceed 5% of the aggregate number of Shares available for grant under the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(d) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, loans, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

Section 7
Adjustments to Shares; Change in Control

(a)           Adjustments. If any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or Organic Change or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of any Option), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(b)           Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, the Committee, in its sole discretion, without Participant’s consent, may cause all or any portion of Awards outstanding hereunder; (i) to continue or be assumed by the Company (if it is the surviving corporation) or by the surviving corporation or its parent or affiliate, (ii) to be substituted by the surviving corporation or its parent or affiliate for stock awards with substantially similar terms as the outstanding Awards, (iii) to terminate at a specific time in the future, including but not limited to the date of such Change in Control of the Company, and to give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine; (iv) with respect to Restricted Stock and Restricted Stock Units, to terminate in exchange for payment in respect of such Restricted Stock and Restricted Stock Units determined, in the Committee’s sole discretion, by reference to the consideration paid in the Change in Control of the Company; (v) with respect to Options, to terminate in exchange for payment in respect of such Option determined, in the Committee’s sole discretion, by reference to the consideration paid in the Change in Control of the Company (which may include the payment of no consideration for the termination of any and all outstanding “out of the money”

Options); (vi) to accelerate vesting of all or a portion of unvested Awards; and (vii) to be subject to any other action reasonably necessary to effectuate the Change in Control of the Company.

Section 8
Other Provisions Applicable to Awards

(a)           Qualified Performance Goals. For purposes of this Plan, the term “Qualified Performance Goals” means any one or more of the following performance goals applied to either the Company as a whole or to a business unit, Affiliate or business segment, measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award. Qualified Performance Goals may include (i) earnings (ii) earnings per share; (iii) growth in earnings, earnings per share or cash flow; (iv) stock price; (v) revenues; (vi) operating income; (vii) sales volume or growth; (viii) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (ix) environmental, health and safety record; and (x) any other business criteria applicable to a Participant. Qualified Performance Goals shall be constructed and applied so as to meet the requirements of Section 162(m) of the Code in the case of an Award intended to be “performance based compensation” under Section 162(m) of the Code.

(b)           Certification. Prior to making any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall determine that the requirements of Section 162(m) of the Code and the Regulations thereunder shall have been satisfied; and the Committee shall certify the extent to which any Qualified Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock) prior to the payment of any compensation or the vesting of any right under an Award.

(c)           Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or any completion of any Qualified Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retained and/or vested under an Award on account of satisfaction of such Qualified Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d)           Section 409A. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that all Awards granted under this Plan shall not cause an imposition of the additional taxes provided for in Section 409A(a)(1)(B) of the Code.

(e)           Correction of Defects, Omission and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 9
Amendment and Termination

Except to the extent prohibited by an applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)           Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time and from time to time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate any rules or regulations of any securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company. Furthermore, shareholder approval shall be required for any amendments to the Plan which would (i) materially increase the benefits accruing to Participants; (ii) materially increase the number of securities which may be issued under the Plan; or (iii) materially modify the requirements for participation under the Plan.

(b)           Amendments to Awards. Except as otherwise explicitly provided herein, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, in such manner as would reduce the benefit to a Participant, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided. No Option may be amended to reduce its initial exercise price, and no Option shall be cancelled and replaced with an Option or Options having a lower exercise price.

Section 10
Income Tax Withholding and IRC 83(b) Election

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined. In addition, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit a Participant to satisfy any additional tax that the Participant elects to have the Company withhold by delivering or attesting to Shares previously owned by the Participant with a Fair Market Value equal to the amount of such additional tax, which Shares, if acquired pursuant to another Award, shall have been owned by the Participant for no less than six months.

The Committee may require, as a condition to the granting of any Award, that a Participant make an election under Internal Revenue Code §83(b) to include in his or her gross income the fair market value of the Award as determined by the Committee. Such election shall be made in a manner acceptable to the Committee and the Internal Revenue Service.

Section 11
General Provisions

(a)           No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity or treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

(b)           Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

(c)           No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)           No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a Director, of the Company or any Affiliate. In addition, the Company, a Plan Employer or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)           Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of California.

(f)            Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws; or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(g)           No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)           No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(i)            Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 12
Effective Date of the Plan

The Plan shall be effective as of the date of approval by the stockholders of the Company in accordance with applicable law.

Section 13
Term of the Plan

New Awards shall be granted under the Plan only during a 10-year period beginning on the Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.